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                                                                    Exhibit 10.9

                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                      PAIN AND REHABILITATION NETWORK, INC.
                                       AND
                              ANDREA TRESCOT, M.D.

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 1st day of December, 2002 by and between PAIN AND REHABILITATION NETWORK, INC. a Florida corporation (the "Company") and ANDREA TRESCOT, M.D., an individual resident of the State of Florida (the "Physician") and shall be effective as of Effective Date (the "Commencement Date") of that certain Agreement and Plan of Merger by and among PainCare Holdings, Inc. ("PainCare"), the Physician and the Company (the "Merger Agreement").

     WHEREAS, the Company is engaged in the practice of medicine, specifically pain management procedures and other ancillary services, solely through its physician employees and other medical personnel (hereinafter referred to as the "Business"); and

     WHEREAS, the Company is a wholly-owned subsidiary of PainCare;

     WHEREAS, Physician is duly licensed as a Doctor of Medicine in the State of Florida; and

     WHEREAS, the Company desires to employ Physician and Physician desires to accept or continue such employment during the term of this Agreement upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, the Company and Physician agree as follows:

     ARTICLE I Employment

     1.1 Employment and Title. As of the Commencement Date, the Company employs Physician, and Physician accepts such employment, as the Company's President, all upon the terms and conditions set forth herein.

     1.2 Devotion to Employment. During the term of this Agreement, Physician shall faithfully devote her full time, attention, knowledge, energy and skills on behalf of the Company and PainCare. Notwithstanding anything herein to the contrary, Physician shall be entitled to engage in or otherwise participate in those activities set forth on Schedule 1.2 attached hereto so long as it does not interfere with her duties and responsibilities to the Company.

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     1.3 Services.

         1.3.1 During the Term of this Agreement, Physician shall in consultation with the Company's Board of Directors of the Company make decisions about the day-to-day business and medical operations of the Company at its office located at 2558 Admirals Walk Drive S., Orange Park, FL (the "Clinic"). The Physician shall also perform such other services, as reasonably requested by the Company's Board of Directors provided such services do not negatively impact in any material way the Company's revenues or earnings.

         1.3.2 Physician shall render professional medical services, specifically pain management and the attendant ancillary services, on behalf of Company in accordance with all federal, state, AMA and state medical licensing board regulations, guidelines, practices and policies, including such duties as may be assigned to her by the Company's Board of Directors whose written communications to Physician are adopted by the Company as guidelines and incorporated herein by reference.

         1.3.3 Physician shall insure that all medical records, including, without limitation, doctors notes, progress notes, discharge notes, patient files, encounter tickets, documents and reports relative to the Company's patients shall be properly prepared, filed and maintained in such form as required by insurance companies, Medicare and/or governmental agencies.

         1.3.4 Physician shall also be responsible for managing and supervising all medical and non-professional personnel employed by the Company in connection with the operation of the Clinic and such other locations as directed by the Company's Board of Directors and overseeing all financial matters as directed by the Board of Directors.

         1.3.5 Physician agrees to assure a standard of medical care that is consistent with the laws of State of Florida and the Federal government with the applicable contractual obligations of the Company and the prevailing standards of medical practice and care in the community.

         1.3.6 Physician shall be responsible for all aspects of the practice of medicine and the delivery of medical services for the Company at the Clinic. Notwithstanding Physician shall have no authority whatsoever with respect to the establishment of fees or charges for the rendition of such services or to receive payment from patients for services provided by Physician except as may otherwise be determined by Company. Physician shall have the right to communicate and consult with the Company regarding managed care contracts and fees for services provided.

     1.4 Office Location. The principal place of employment and the location of Physician's principal office shall be at the Clinic, unless otherwise agreed between the parties. 1.5 Representations. Each party represents and warrants to the other that she/it has full power and authority to enter into and perform this Agreement and that her/its execution and performance of this Agreement shall not constitute a default under or breach of any of the

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terms of any agreement to which she/it is a party or under which she/it is bound. Other than as provided herein, each party represents that no consent or approval of any third party is required for her/its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for her/its execution, delivery and performance of this Agreement have been obtained.

      ARTICLE II Term

      2.1 Term. The term of Physician's employment hereunder (the "Term") shall commence as of the Commencement Date and shall continue through the fifth (5th) anniversary of the Commencement Date (the "Scheduled Termination Date") unless renewed or earlier terminated pursuant to the provisions of this Agreement. This Agreement shall be automatically renewed for successive one (1) year terms unless the party electing not to renew provides the other party with written notice of such election at least sixty (60) days prior to the Scheduled Termination Date or the last day of the renewal term, as applicable.

      ARTICLE III Compensation and Benefits

      3.1 Base Salary. The Company shall pay to the Physician a base salary of Three Hundred Sixty Thousand Dollars ($360,000) during the Term of this Agreement, unless otherwise waived, postponed or downwardly modified by Physician by providing the Company and its parent corporation with prior written notice. Such salary shall be paid at such times as the Physician deems appropriate provided that in no event, unless the Company otherwise agrees in writing, shall such salary be paid prospectively.

      3.2 Bonus. In addition to the above described base salary, Physician shall be entitled to receive and the Company shall pay Physician an annual bonus equal to 20% of the Company's annual EBITDA (as defined below) which exceeds $800,000 (the "Bonus"). Such Bonus will be paid within 90 days after the end of each annual period of this Agreement beginning on the Commencement Date.

      For purposes of this Agreement, EBITDA shall mean:

      "EBITDA" shall mean the earnings of the Company before deductions for interest, taxes, depreciation, and amortization of the Company, as calculated utilizing generally accepted accounting principles by the Company's independent certified public accountants, where possible. Notwithstanding the foregoing, for purposes of determining EBITDA: (i) there shall not be included any charge for corporate overhead of the Company's parent corporation or other administrative or similar charges that the Company's parent corporation might impose upon the Company, except those charges for services provided directly to and for the benefit of the Company, (ii) there shall not be included any non-recurring charges, losses, profits, gains, or non-

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cash adjustments not related to the ongoing operations of the business, including, but not limited to discontinued operations, extraordinary items, acquisition costs and goodwill charges (except for the write-off of any goodwill with respect to the Company in accordance with FASA 142), or unusual or infrequent items as they are defined under generally accepted accounting principles, and (iii) there shall not be included any charge related to grants or exercises of options pursuant to this Employment Agreement; but (iv) there shall be included any and all revenues or expenses associated with the Company's MedX Rehabilitation Program.

     3.3 Nonqualified Stock Options. As approved by the stock option committee of PainCare, the Company's parent, the Company may grant to Physician stock options to acquire PainCare's restricted common stock.

     3.4 Benefits/Physician Responsibility. The Company shall be responsible for and shall pay the premiums and costs associated therewith, unless otherwise agreed for medical malpractice insurance, in such amounts and in accordance with such coverage as the Company deems appropriate. The Physician will be entitled to four (4) weeks vacation per year and such reasonable additional time necessary to attend CME conferences, seminars and/or similar activities. Vacation and other approved absences from work (such as attendance at medical conferences) will be coordinated with the other physician employees and Physicians of the Company to guarantee adequate patient coverage. The Company will provide Physician with an office at the Clinic, treatment rooms, nurses or other staff, medicines, supplies, equipment and such other facilities and services as are suitable to her position and adequate for the performance of her duties. The Company shall pay for all medical, hospital, dental, disability and life insurance benefits, professional dues, subscriptions and reasonable professional expenses customarily provided to its executive officers; and all pension and profit sharing benefits, if any.

     3.5 Withholding. Any and all amounts payable under this Agreement, including, without limitation, amounts payable under this Article III, which are subject to withholding for such federal, state and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation will be subject to the applicable withholding provisions.

     ARTICLE IV Expenses and Insurance

     4.1 Expenses. The Company shall reimburse Physician for all reasonable expenses incurred while employed and performing her duties under and in accordance with the terms and conditions of this Agreement, subject to Physician's full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to the Company's policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations as are in effect from time to time.

     4.2 Insurance. PainCare and/or the Company may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering Physician or

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Physician and others, and Physician shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Physician agrees to assist PainCare and/or the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as PainCare or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance. The inability to obtain such insurance will in no way affect the other provisions of this Agreement.

     ARTICLE V Illness or Incapacity

     5.1 Right to Terminate. If, during the Term of this Agreement, Physician shall be unable to perform in all material respects her duties hereunder for a period exceeding three (3) consecutive months by reason of illness or incapacity, this Agreement may be terminated by the Company in its reasonable discretion pursuant to Section 7.2 hereof.

     5.2 Right to Replace. If Physician's illness or incapacity, whether by physical or mental cause, renders her unable to carry out her duties and responsibilities as set forth herein, the Company shall have the right to designate a person to replace Physician temporarily in the capacity described in
Article I hereof; provided, however, that if Physician returns to work from such illness or incapacity within the three (3) month period following her inability due to such illness or incapacity, she shall be entitled to be reinstated in the capacity described in Article I hereof with all rights, duties and privileges attendant thereto.

     5.3 Rights Prior to Termination. Physician shall be entitled to her full remuneration and benefits hereunder during such illness or incapacity unless and until an election is made by the Company to terminate this Agreement in accordance with the provisions of this Article.

     5.4 Determination of Illness or Incapacity. For purposes of this Article V, the term "illness or incapacity" shall mean Physician's inability to perform her duties hereunder substantially on a full-time basis due to physical or mental illness as determined by a qualified, independent physician selected by the Company and acceptable to Physician or Physician's designated proxy.

     ARTICLE VI Confidentiality

     6.1 Confidentiality. Physician shall not divulge, communicate, use to the detriment of the Company, PainCare or any of its subsidiaries, or for the benefit of any other business, firm, person, partnership or corporation, or otherwise misuse, any "Confidential Information", pertaining to the Company, PainCare or any of its subsidiaries including, without limitation, all (i) data or trade secrets, including secret processes, formulas or other technical data;

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(ii) production methods; (iii) patient and customer lists; (iv) personnel lists;
(v) proprietary information; (vi) financial or corporate records; (vii) operational, sales, promotional and marketing methods and techniques; (viii) development ideas, acquisition strategies and plans; (ix) financial information and records; (x) "know-how" and methods of doing business; and (xi) computer programs, including source codes and/or object codes and other proprietary, competition-sensitive or technical information or secrets developed with or without the help of Physician. Physician acknowledges that any such information or data she may have acquired was received in confidence and by reason of her relationship to the Company. Confidential Information, data or trade secrets shall not include any information which: (a) at the time of disclosure is within the public domain; (b) after disclosure becomes a part of the public domain or generally known within the industry through no fault, act or failure to act, error, effort or breach of this Agreement by Physician; (c) is known to the recipient at the time of disclosure; (d) is subsequently discovered by Physician independently of any disclosure by the Company or PainCare; (e) is required by order, statute or regulation, of any governmental authority to be disclosed to any federal or state agency, court or other body; or (f) is obtained from a third party who has acquired a legal right to possess and disclose such information.

     6.2 Non-Removal of Records. All documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records relating to the Business of the Company which Physician shall prepare or use, or come into contact with (other than those personal documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records of Physician), shall be and remain the sole property of the Company and, effective immediately upon the termination of the Physician's employment with the Company for any reason, not be removed from the Company's premises without the Company's prior written consent or if in Physician's possession or under her control shall be immediately returned to the Company.

     6.3 Developments. If at any time or times while Physician is performing services for or in a relationship with the Company, Physician shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company or (ii) results from tasks assigned to Physician by the Company, such Developments and the benefits thereof are and shall immediately become the jointly owned property of the Company and Physician. The Company and Physician agree to execute such documents as are necessary to establish the parties' joint ownership in the Property. Physician shall have the sole right in and to all other Developments made, created, discovered, or invented by Physician not related to the business of the Company.

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     ARTICLE VII Termination

     7.1 Termination For Cause By Company. This Agreement and the employment of Physician may be terminated by the Company "For Cause" under any one of the following circumstances:

     (a) Physician commits any material act of fraud, misappropriation, willful destruction of property or theft against the Company, PainCare or any of its subsidiaries.

     (b) Physician's default or breach of any material provision of this Agreement including without limitation Physician's failure to faithfully and diligently perform her duties pursuant to this Agreement; provided, that Physician shall not be in default or breach hereunder unless she shall have failed to cure such default or breach within thirty (30) days of written notice thereof by the Company to Physician. Notwithstanding, Physician may be terminated pursuant to this provision if she shall have duly received notice on at least two prior instances of the same or substantially similar breach or default (whether or not cured by Physician).

     (c) Physician engages in gross misconduct or is grossly negligent in the performance of her duties hereunder.

     (d) Physician's conviction of or plea of no contest to any crime involving moral turpitude or plea of no contest to any felony crime or is convicted of or pleads guilty to a felony offense.

     (e) The loss or suspension for a period longer than three (3) months of Physician's license to practice medicine in the State of Florida.

     (f) If, in the judgment of an independent physician mutually agreeable to the Company and or Physician's designated proxy, Physician becomes unfit to properly practice medicine on behalf of the Company.

     (g) Physician not being insurable for professional liability insurance for any reason whatsoever.

     (h) Physician's status as an approved medical provider under the federal Medicare system being revoked, or suspended for a period greater than sixty (60) days.

     (i) Physician becoming chemically dependent (as hereinafter defined) on alcohol or any drugs. Physician shall be considered to have a "chemical dependency" or to be "chemically dependent" on alcohol or any drugs if

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the Board of Directors of the Company, in its reasonable discretion, believes that Physician may be chemically dependent and requests that Physician submit to the Gateway Community Service of Jacksonville or its successor organization for independent medical or psychological examination, the results of which confirm a chemical dependency. Physician shall not be terminated for chemical dependency if this is a first occurrence of chemical dependency by Physician and Physician enters an approved treatment program and successfully continues such program through completion. If Physician refuses to submit to an independent examination to determine chemical dependency, or does not successfully complete the treatment program, or if this is a second or subsequent occurrence of a chemical dependency, the Company shall be entitled to terminate this Agreement.

     (j) At the election of Physician.

     A termination For Cause under this Section 7.1 shall be effective upon the date set forth in a written notice of termination delivered in accordance with the notice provisions of this Agreement.

     7.2 Termination For Cause By Physician. This Agreement and the employment of Physician may be terminated by Physician "For Cause" under any one of the following circumstances:

     (a) The Company commits any material act of fraud, misappropriation, willful destruction of property or theft against the Physician.

     (b) The Company's default or breach of any material provision of this Agreement including without limitation Company's failure to faithfully and diligently perform its duties pursuant to this Agreement; provided, that Company shall not be in default or breach hereunder unless it shall have failed to cure such default or breach within thirty (30) days of written notice thereof by the Physician to the Company. Notwithstanding, this Agreement may be terminated by Physician pursuant to this provision if the Company shall have duly received notice on at least two prior instances of the same or substantially similar breach or default (whether or not cured by the Company).

     (c) The Company engages in gross misconduct or is grossly negligent in the of its duties hereunder.

     (d) The Company's conviction of or plea of no contest to any crime involving moral turpitude or plea of no contest to any felony crime or is convicted of or pleads guilty to a felony offense, provided, such conviction or plea does not result from or arise out of the intentional act(s) or omissions or the negligence of Physician

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         (e) The loss, or suspension, for a period longer than four (4) months of the Company's right to operate its business in the State of Florida, provided such loss or suspension does not result from or arise out of the intentional act(s) or omissions or the negligence of Physician

     (f) The Company's status as an approved medical provider under the federal Medicare/Medicaid system being revoked, or suspended for a period greater than sixty (60) days, provided, however, that such sixty (60) month period shall not apply if the Company is the subject of a criminal investigation for Medicare/Medicaid violations and further provided such revocation or suspension does not result from or arise out of the intentional act(s) or omission(s) or negligence of Physician.

     (g) At the election of the Company without cause.

     (h) In the event that (a) the Company shall have dissolved, ceased active business operations or liquidated, unless such dissolution, cessation or liquidation results from reorganization, acquisition, merger or similar event, or (b) bankruptcy or insolvency proceedings, including any proceeding under Title 11 of the United States Code, have been brought by or against the Company and, in the event such a proceeding has been brought against the Company, remains undismissed for a period of sixty (60) days, or an assignment has been made for the benefit of the Company's creditors or a receiver of such Company's assets has been appointed.

     A termination For Cause under this Section 7.2 shall be effective upon the date set forth in a written notice of termination delivered in accordance with the notice provisions of this Agreement.

     7.3 Termination Without Cause. This Agreement and the employment of the Physician may be terminated "Without Cause" as follows:

     (a) By mutual agreement of the parties hereto.

     (b) At the election of the Company (which shall be done by its giving not less than sixty (60) days written notice to Physician) in the event of an illness or incapacity described in Article V or if any other reason whatsoever.

     (c) Upon Physician's death.

     (d) If the Company fails to afford Physician the assets necessary to the duties required hereunder.

     (e) At the election of the Physician if the Company requires Physician to relocate her current residence.

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A termination Without Cause under Sections 7.3(b) and (e) hereof shall be effective upon the date set forth in a written notice of termination delivered in accordance with the notice provisions of such sections. A termination Without Cause under Section 7.3(a) hereof shall be automatically effective upon the date of mutual agreement. A termination Without Cause under Sections 7.3(c) or (d) hereof shall be effective upon the date such event takes place.

     7.4 Effect of Termination For Cause By Company. If Physician's employment is terminated "For Cause" by the Company:

     (a) Physician shall be entitled to accrued base salary under Section 3.1 through the date of termination.

     (b) Physician shall be entitled to receive all benefits as would have been awarded under Section 3.4 hereof through the date of termination, which benefits shall be awarded as and when the same would have been awarded under the Agreement had it not been terminated.

     (c) All Bonuses accrued but not yet paid and any stock options not yet vested on the date of termination under Section 3.2 and 3.3, respectively, hereof shall be forfeited.

     (d) Except as provided in Article X, this Agreement shall thereupon terminate and cease to be of any further force or effect.

     7.5 Effect of Termination Without Cause or Termination By Physician For Cause. If Physician's employment is terminated "Without Cause" or if Physician terminates this Agreement "For Cause":

     (a) Physician shall be entitled to accrued base salary under Section 3.1. and accrued, but unpaid Bonuses under 3.2 hereof, through the date of termination.

     (b) Physician shall be entitled to receive all benefits as would have been awarded under Section 3.4 hereof through the date of termination, which benefits shall be awarded as and when the same would have been awarded under the Agreement had it not been terminated.

     (c) All unvested stock options, if any, under Section 3.3 hereof shall immediately vest in full.

     (d) Physician shall be entitled to receive all amounts of incentive compensation as would have been payable under Section 3.1.2 hereof through the Term of the Agreement which amounts shall be paid as and when the same would have been paid under the Agreement had it not been terminated.

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     (e) Physician shall be entitled to a lump sum severance payment in an amount equal to Three Hundred Thousand Dollars ($300,000.00).

     (f) Except as provided in Article X, this Agreement shall thereupon terminate and cease to be of any further force or effect including Section 8.1.

     ARTICLE VIII Non-Competition and Non-Interference

     8.1 Noncompetition; Confidentiality. As an inducement to the Company to execute this Agreement and in order to preserve the goodwill associated with the business of the Company and in addition to and not in limitation of any covenants contained in any agreement executed and delivered herewith, Physician hereby covenants and agrees as follows:

         8.1.1 Covenant Not to Compete. During the term of this Agreement and for a period of two (2) years after its termination "For Cause by the Company", Physician will not directly or indirectly, within the Territory (as hereinafter defined):

               (1) be employed by, act as an agent, consultant or contractor of, engage in, continue in or carry on any business which competes with the Business of the Company or any business of PainCare or any of its subsidiaries that is substantially similar to the Business of the Company, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

               (2) be employed by, consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of the Company or PainCare and its subsidiaries in any aspect with respect to the Business of the Company, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting patients and customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than on an arm's length basis with any such competitor;

               (3) offer employment to an employee of the Company, PainCare or any of its subsidiaries, without the prior written consent of the Company; or
(4) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Company, the PainCare or its subsidiaries or their businesses;

provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall be a fifteen
(15) mile radius extending outward from the Clinic's location as it may exist from time

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to time (the "Territory"). The parties agree that the Company or PainCare, as the case may be, may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Company's, or PainCare's, business. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

         8.1.2 Relief for Violations. Physician agrees that the provisions and restrictions contained in this Section are necessary to protect the legitimate continuing interests of the Company and PainCare and that any violation or breach of these provisions will result in irreparable injury to the Company and PainCare for which a remedy at law would be inadequate.

     8.2 Severability. If any covenant or provision contained in Article VIII is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision. If, in any arbitration or judicial proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included in this Article VIII, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

     ARTICLE IX Miscellaneous

     9.1 No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

     9.2 Notices. Any notice to be given to the Company and Physician under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

         If to the Company: PAIN & REHABILITATION NETWORK, INC.
                            37 North Orange Avenue,
                            Suite 500 Orlando, FL 32801

         With copies to:    PAINCARE HOLDINGS, INC.
                            37 North Orange Avenue,
                            Suite 500 Orlando, FL 32801

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     If to Physician: Andrea Trescot, M.D. 2558 Admirals Walk Drive S.
                                           Orange Park, FL 32073

     Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered,
(ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt) or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.

     9.3 Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

     9.4 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Physician shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by her hereunder to any person or entity.

     9.5 Entire Agreement. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

     9.6 Consent to Jurisdiction; Venue. This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida. To induce one another to enter into this Agreement, and in consideration thereof, the parties covenant and agree that any state or federal court located in Orlando, Orange County, Florida shall have exclusive jurisdiction of any action or proceeding relating to, or arising under or in connection with this Agreement and the Physician and the company each consents, to personal jurisdiction of such courts and waives any objection to such courts' jurisdiction. The parties hereto agree that any claim or suit between or among any of the parties hereto relating to or arising under or in connection with this Agreement shall be brought only in and decided by the state or federal courts located in Orange County, Florida.

     9.7 Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

     9.8 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

     9.9 Gender. Whenever the pronouns "she" or "her" are used herein they shall also be deemed to mean "she" or "her" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

     9.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

     ARTICLE X Survival

     10.1 Survival. The provisions of Articles VI, VII, VIII (unless specifically stated otherwise herein), and IX and any other sections specifically referenced therein, of this Agreement shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

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Witnesses:                             PAIN & REHABILITATION NETWORK, INC.
                                       By: /s/ Randy Lubinsky
                                           CEO
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                                       Physician:
                                       Andrea Trescot, M.D.
                                       /s/ Andrea Trescot, M.D.
--------------------------------------------------------------------------------

                                      -14-